77L
062 Putnam Tax Exempt Money Market Fund
3/31/09 Semiannual
New accounting pronouncements
In March 2008, Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities (SFAS 161) an amendment of FASB Statement No. 133, was issued and is effective for fiscal years and interim periods beginning after November 15, 2008. SFAS 161 requires enhanced disclosures about how and why an entity uses derivative instruments and how derivative instruments affect an entitys financial position. Putnam Management is currently evaluating the impact the adoption of SFAS 161 will have on the funds financial statement disclosures.
In April 2009, FASB issued a new FASB Staff Position FSP FAS 1574 which amends FASB Statement No. 157, Fair Value Measurements, and is effective for interim and annual periods ending after June 15, 2009. FSP FAS 1574 provides additional guidance when the volume and level of activity for the asset or liability measured at fair value has significantly decreased. Additionally, FSP FAS 1574 expands disclosure by reporting entities with respect to categories of assets and liabilities carried at fair value. Putnam Management believes applying the provisions of FSP FAS 1574 will not have a material impact on the funds financial statements.

In April 2009, the Board of Trustees of the fund approved the continued participation by the fund in the U.S. Treasury Departments Temporary Guarantee Program for Money Market Funds (the Program), as extended through September 18, 2009. Under the Program, which had been set to expire on April 30, 2009, if the funds market value per share drops below $0.995 on any day while the Program is in effect, and the fund is subsequently liquidated, shareholders of record on that date who also held shares in the fund on September 19, 2008 may be eligible to receive a payment from the U.S. Department of Treasury. The Program required the fund to pay the U.S. Department of Treasury a fee equal to 0.01% based on the number of shares outstanding as of September 19, 2008 and an additional 0.015% based on the number of shares outstanding as of September 19, 2008 for the Program extension through April 30, 2009. The Program extension through September 18, 2009 requires the fund to pay an additional 0.015% based on the number of shares outstanding as of September 19, 2008.